UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/31/2008 tw telecom inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement

The Company has entered into an Employment Agreement effective October 29, 2008 with John Blount, Chief Operating Officer. The contract did not increase Mr. Blount's compensation and was entered into, together with the Change of Control Employment Agreement described below, to conform Mr. Blount's contractual arrangements to those of other executive officers of the Company. The initial term of the Employment Agreement is three years with successive automatic one year renewal terms unless the Company notifies Mr. Blount of non-renewal at least sixty days prior to the end of the term or renewal term. The minimum annual base salary payable under the Agreement is his current base salary of $492,660 and his target cash annual incentive is 100% of his base salary, the actual payout of which may range from 0-200% depending on the Company's and Mr. Blount's actual performance.

If the Company terminates Mr. Blount's agreement other than for Cause, as defined in the Agreement, he is entitled to a lump sum severance payment, contingent upon releasing the Company of all claims, equal to 1.5 times his then current base salary and target incentive, plus certain payments for health care continuation coverage. In such case, he is bound by certain non-competition and non-solicitation covenants.

Change of Control Employment Agreement

The Change of Control Employment Agreement becomes effective when a Change of Control as defined in the Agreement occurs and supersedes the Employment Agreement. If a Change of Control occurs and within 13 months Mr. Blount is terminated by the Company or its successor without Cause, as defined in the Agreement, or he terminates his employment for Good Cause, as defined in the agreement (including a diminution of authority, position or responsibilities, or certain changes in work location), he is entitled to (i) a lump sum severance payment equal to 2.5 times annual base salary and target incentive, (ii) a prorated target incentive for the year in which the Change of Control occurs, and (iii) certain payments for health care continuation coverage. These payments are subject to the six-month delay mandated by Section 409A of the Internal Revenue Code, if applicable. Mr. Blount also has the right during a 30-day period beginning on the one year anniversary of a Change of Control to terminate his employment for any reason and receive the severance payment described above.

Change of Control, as used in the Agreement means that

(i) an individual, entity or group becomes the beneficial owner of 25% or more of the Company's outstanding common stock,

(ii) the current members of the Company's board of directors, or persons who were approved by a majority of the current members of the board of directors, cease to constitute a majority of the board or

(iii) consummation of a merger, share exchange of sale of substantially all of the Company's assets where the Company is not the surviving Company or the events described in (i) or (ii) above occur.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

Date: October 31, 2008	By:	/s/ Tina Davis
Tina Davis
Senior Vice President and Deputy General Counsel